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                                                                     Exhibit 5.2

                                  May 14, 2004


Norske Skog Canada Limited
16th Floor, 250 Howe Street
Vancouver, British Columbia
Canada V6C 3R8

Ladies & Gentlemen:

                  We are acting as United States counsel to Norske Skog Canada Limited (the "Company"), its non-U.S. subsidiaries set forth in
Schedule I hereto (collectively, the "Non-U.S. Guarantors") and its U.S. subsidiaries, Norske Skog Canada (USA) Inc., a California corporation, NSCL Holdings Inc., Pacifica Papers Sales Inc., Pacifica Poplars Inc. and Pacifica Papers US Inc., each a Delaware corporation (collectively, the "U.S. Guarantors", and together with the Non-U.S. Guarantors, the "Guarantors") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form F-4 (the "Registration Statement") relating to the offer to exchange (the "Exchange Offer") the Company's outstanding unregistered 7 3/8% Senior Notes due 2014 (the "Outstanding Notes") for a like principal amount of the Company's 7 3/8% Senior Notes due 2014 (the "Exchange Notes") that will be registered under the Securities Act, as set forth in the prospectus forming a part of the Registration Statement (the "Prospectus").

                  The Outstanding Notes were, and the Exchange Notes will be, issued under the indenture dated as of March 23, 2004 among the Company, the Guarantors and Wells Fargo Bank, National Association, as Trustee (the "Indenture").

                  In such capacity, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary as a basis for the opinions hereinafter expressed, including the Registration Statement, the Indenture, the Outstanding Notes and a form of the Exchange Notes. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.


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               In rendering our opinion, we assume that (i) the execution, delivery and performance of the Indenture and the Exchange Notes have been duly authorized by all necessary corporate action on the part of the Company, and
(ii) the Company has duly executed and delivered the Indenture and the Exchange Notes (collectively, the "COMPANY ASSUMPTIONS").

               In addition, we assume that (i) the execution, delivery and performance of the Indenture and the Exchange Notes (including the guarantee endorsed thereon) have been duly authorized by all necessary corporate action on the part of each Guarantor other than the U.S. Guarantors, and (ii) each Guarantor other than the U.S. Guarantors has duly executed and delivered the Indenture and the Exchange Notes (including the guarantee endorsed thereon) (collectively, the "GUARANTOR ASSUMPTIONS").

               Our opinions expressed below are limited to the laws of the State of New York and the federal laws of the United States, and we do not express any opinion herein concerning any other law. We are not admitted to practice in any province in Canada and, insofar as the following opinions relate to matters governed by the laws of any province of Canada, we have relied, with your approval, but without any independent investigation, on the opinion of Lawson Lundell, Canadian counsel for the Company, filed as Exhibit 5.1 to the Registration Statement.

               Based upon the foregoing, it is our opinion that:

               (i) The Indenture has been duly authorized, executed (to the extent that execution is governed by the laws of the State of New York) and delivered by each of the U.S. Guarantors.

              (ii) The Exchange Notes (including the guarantee endorsed thereon) have been duly authorized by each of the U.S. Guarantors, and when executed (to the extent that execution is governed by the laws of the State of New York) and delivered by each of the U.S. Guarantors in accordance with the Indenture, will be validly executed and delivered.

              (iii) when the Exchange Notes are exchanged for the Outstanding
                    Notes as contemplated in the Registration Statement, assuming the Company Assumptions and the Guarantor Assumptions and assuming the Exchange Notes have been duly authenticated and delivered by the Trustee, the Exchange Notes will constitute legal, valid and binding obligations of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with their terms, subject to any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforcement may be sought in a proceeding in equity or at law). The opinion in this paragraph (iii) may be limited insofar as concerns Section 1.16 of the Indenture providing for the Company's indemnity against loss in connection with obtaining a court judgment in another currency.

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                  We hereby consent to the reproduction of this opinion as
Exhibit 5.2 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby concede that we are within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated hereunder.

                  These opinions are intended solely for our benefit and are not to be made available to, or relied upon by, any other person or entity without our prior written consent.

                                                     Very truly yours,


                                                     /s/ Shearman & Sterling LLP


BC/JKM/NLA

JBB


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                            SCHEDULE I


Elk Falls Pulp and Paper Limited
Norske Skog Canada Finance Limited
Norske Skog Canada (Japan) Ltd.
Norske Skog Canada Pulp Operations Limited
Norske Skog Canada Pulp Sales Inc.
Norske Skog Canada Sales Inc.
Norske Skog Canada Services (Hungary) Limited Liability Company
NorskeCanada
Pacifica Papers Sales Ltd.
Pacifica Poplars Ltd.


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